Exhibit 5

May 26, 2005

Whirlpool Corporation

2000 N. M-63

Benton Harbor, MI 49022

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Whirlpool Corporation, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration of a proposed issuance of up to an aggregate of 300,000 shares (the “Shares”) of the Registrant’s Common Stock, $1.00 par value per share, pursuant to the Registrant’s Nonemployee Director Equity Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including: (i) the Restated Certificate of Incorporation and the By-Laws of the Registrant, each as amended to the date hereof; (ii) certain resolutions adopted by the Board of Directors of the Registrant; and (iii) the Plan. In addition, I have made such other investigations as I have deemed necessary to enable me to express the opinion hereinafter set forth.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. I relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Whirlpool Corporation

May 26, 2005

Page Two

Based upon and subject to the foregoing, I am of the opinion that when the Shares have been issued by the Registrant in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/    Robert T. Kenagy

Robert T. Kenagy